Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

ASSET PURCHASE AGREEMENT
among
BRICKELL BIOTECH, INC.,
BRICKELL SUBSIDIARY, INC.,
BOTANIX SB INC.
and solely for purposes of Article I, Section 5.10, Article VI and Article VII
BOTANIX PHARMACEUTICALS LIMITED

Dated as of May 3, 2022

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Exhibit A        –    Form of Vendor Notice
Schedule 1.1(a)     –     Knowledge Parties
Schedule 1.1(b)    –     Program Patents
Schedule 2.1(e)    –     Assigned Contracts
Schedule 2.1(f)    –     Inventory
Schedule 2.3(b)    –    Estimated Reimbursement Amounts
Schedule 2.7        –     Allocation of Purchase Price
Schedule 2.19(b)    –    Reimbursement Amounts Paid Prior to Closing
Schedule 2.20        –    Straddle Contracts
Schedule 5.11(a)    –     Commercialization Framework
Disclosure Schedule
-iv-

THIS ASSET PURCHASE AGREEMENT, dated as of May 3, 2022 (the “Closing Date”), is made and entered into among Brickell Biotech, Inc., a Delaware corporation (“Brickell”), Brickell Subsidiary, Inc. (d/b/a Brickell Biotech, Inc.), a Delaware corporation (“Brickell Sub” and, together with Brickell, the “Sellers” and each a “Seller”), Botanix SB Inc., a Delaware corporation (“Buyer”), and solely for purposes of Article I, Section 5.10, Article VI and Article VII, Botanix Pharmaceuticals Limited, an Australian company (“Guarantor”).
RECITALS
WHEREAS, subject to the terms and conditions set forth in this Agreement, Sellers desire to sell to Buyer, and Buyer desires to purchase and assume from Sellers, the assets and liabilities primarily related to the Compound (as defined below).
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
Section 1.1.Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:
“Accounting Standards” means (a) in the case of Sellers, generally accepted accounting principles in the United States and (b) in the case of Buyer, Australian Accounting Standards or such other accounting standards (such as International Financial Reporting Standards) as are used in preparing Guarantor’s publicly available financial statements, consistently applied.
“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. This definition applies to entities created under any country’s Laws.
“Agreement” means this Asset Purchase Agreement, as may be amended or supplemented from time to time in accordance with the terms hereof.
“Ancillary Agreement” means each document, certificate or instrument required to be delivered under this Agreement, including under Section 2.8 and Section 2.9.
“Assigned Contracts” has the meaning set forth in Section 2.1(e).
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Books and Records” means all books, presentations, applications, submissions, computer files, ledgers, files, reports, plans, records, manuals and other materials (electronic, written or otherwise), including books of account, records, files, invoices, correspondence and memoranda, e-mail, scientific records and files (including laboratory notebooks and invention disclosures), customer and supplier lists, Regulatory Materials, data, research, testing and study results, specifications, operating history information and inventory records to the extent primarily relating to the Transferred Assets, but excluding any such items to the extent any Law prohibits their transfer.
“Brickell” has the meaning set forth in the Preamble.
“Brickell Sub” has the meaning set forth in the Preamble.
“Business Day” means any day other than a Saturday, a Sunday or a day on which the commercial banks in New York, New York or Australia are authorized or required to be closed.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Indemnified Parties” has the meaning set forth in Section 6.2.
“Claim Notice” has the meaning set forth in Section 6.4(a).
“Clinical and Pre-Clinical Data” means data resulting from any pre-clinical study or clinical trial of the Compound or any Product, generated by or on behalf of Sellers or their Affiliates, together with the applicable protocol for each such study or trial, as well as associated site related documentation, investigator brochures, investigational review board correspondence, and data monitoring committee minutes and documentation and all master files, including all raw data and study reports from all such studies.
“Closing” means the closing of the Transaction.
“Closing Date” has the meaning set forth in the Preamble.
“CMC Information” means Information related to the chemistry, manufacturing and controls of a product, investigational or otherwise, and as specified by the FDA, EMA, and other applicable Regulatory Authorities.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercialization,” with a correlative meaning for “Commercialize” and “Commercializing,” means all activities undertaken before and after obtaining Marketing Approvals relating to the commercialization and pre-launch, launch, promotion, detailing, marketing, advertising, pricing, reimbursement, sale, supply, storage and distribution of Product, including strategic marketing, sampling of Product, sales force detailing, advertising, and market, educational and Product support, and all customer support, Product distribution, invoicing and sales activities.
“Commercialization Framework” has the meaning set forth in Section 5.11(a).
“Commercially Reasonable Efforts” has the meaning set forth in Section 5.11(a).
“Competing Product” means any product that contains the Compound, whether alone or in combination with other ingredients.
“Compound” means sofpironium bromide, and any metabolic precursors, prodrugs, stereoisomers, metabolites, hydrates, solvates, salt forms, free acids or bases, esters, amides, ethers, or polymorphs thereof, each of the foregoing to the extent covered by the Program Patents and/or Program Know-How.

“Confidential Information” means any and all non-public, proprietary or confidential Information and other non-public, proprietary or confidential information (whether business, financial, commercial, medical, research and development, human resources, audit-related, scientific, clinical, regulatory or otherwise) to the extent primarily relating to the Transferred Assets that is not generally known or available to Third Parties (other than Licensor or Kaken) who could derive economic value from its use or disclosure, including confidential research and development information, Intellectual Property information, business methods, strategies and processes, manufacturing methods and processes, development methods and processes, information pertaining to suppliers and vendors, cost data, financial information, and information about prospective customers or prospective products or services.
“Contracts” means all written agreements, contracts, leases and subleases, purchase orders, arrangements, commitments and licenses or other similar instruments (other than this Agreement), including any and all related schedules and exhibits.
“Control” or “Controlled,” means, with respect to any material, Information, or intellectual property right, that a Seller (a) owns or (b) has a license, right or covenant to such material, Information, or intellectual property right.
“Copyrights” means copyrights and registrations and applications therefor, works of authorship, content (including website content) and mask work rights.
“Develop” or “Development” means any and all activities relating to preparing and conducting non-clinical studies, clinical studies, chemistry, manufacturing and controls, and regulatory activities (e.g., preparation of regulatory applications, responding to or interacting with Regulatory Authorities) that are necessary or useful to obtain and maintain Marketing Approval of a Product.
“Development/Regulatory Milestone Event” means each event identified in the “Development/Regulatory Milestone Event” column in Section 2.10(a).
“Development/Regulatory Milestone Payment” has the meaning set forth in Section 2.10(a).
“Direct Claim” has the meaning set forth in Section 6.5.
“Disclosure Schedule” has the meaning set forth in the first paragraph of Article III.
“Dispute” has the meaning set forth in Section 7.6(b).
“[***]” means each [***] in respect of the manufacture of the Compound [***].
“[***] Delivery Delay Period” means the number of days that begins on the date that [***] and ends on the date that [***].
“[***] Proceeding” means (a) any arbitration Proceeding instituted by Buyer or any of its Affiliates pursuant to [***] to enforce [***], or (b) a declaratory judgment Proceeding instituted by [***].
“Earnout Payments” means the earnout payments payable pursuant to Section 2.11.
“Earnout Term” means the period beginning on [***] and ending on the later of [***].

“EMA” means the European Medicines Agency of the EU, and any successor agency thereto.
“Encumbrance” means any charge, claim, community or other marital property interest, condition, license, sublease, easement, encroachment, title defect, encumbrance, equitable interest, lien, mortgage, option, pledge, security interest, servitude, right of way, right of first option, right of first refusal, or other adverse claim, restriction, right or interest (including any restriction on the use, transfer, receipt of income or exercise of ownership rights), except to the extent arising under the License Agreement.
“Enforcement Limitations” has the meaning set forth in Section 3.2.
“EU” means the European Union.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Liabilities” means all Liabilities of each Seller other than the Assumed Liabilities, including (a) product liability claims resulting from sales or use of the Product prior to the Closing Date, (b) Liabilities arising from the Compound or any Product manufactured by or for Sellers and not included in Inventory, (c) Liabilities arising from any Excluded Asset, (d) (i) any obligation or liability of Sellers related to Taxes, (ii) any obligation or liability for Taxes related to the Transferred Assets, in each case that was incurred in any taxable period (or portion thereof) ending on or before the day before the Closing Date (including any amount of any Taxes computed for any Interim Period pursuant to Section 5.1(c)), (iii) any Transfer Taxes that are the responsibility of Sellers pursuant to Section 5.1(e), and (iv) any obligation or liability for Taxes described in items (i) and (ii) of this clause (d) that become an obligation or liability of Buyer as a transferee or successor or pursuant to any applicable Law, and (e) any Liability for fees and expenses incurred by Sellers or any of their Affiliates (including the fees and expenses of legal counsel, and fees and expenses of any accountant, auditor, broker, financial advisor or consultant retained by or on behalf of Sellers or any of their Affiliates) arising from or in connection with this Agreement or the Transaction.
“Exclusions Lists” has the meaning set forth in the definition of Violation.
“FDA” means the United States Food and Drug Administration or any successor entity thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products in the United States.
“First Indication” means the treatment of primary axillary hyperhidrosis or excessive underarm sweating.
“First Commercial Sale” means the first sale of a Product to a Third Party for monetary value after Marketing Approval for such Product has been obtained, other than sales made by or on behalf of Kaken or its sublicensees under the Kaken Sublicense. For the avoidance of doubt, [***].”
“Freedom to Operate Agreements” means all agreements entered into by Buyer or its Affiliates with Third Parties to settle or avoid claims of infringement, misappropriation or other violation of the applicable Third Party’s Intellectual Property arising out of the Commercialization of the Product in the Product's current form as of the Closing Date for the First Indication in the United States.

“Freedom to Operate Credit” means, with respect to any period, an amount equal to [***] of any Freedom to Operate Payments paid or payable by Buyer or its Affiliates for such period in accordance with the Accounting Standards.
“Freedom to Operate Payments” means all amounts paid or payable by Buyer or its Affiliates in accordance with the Accounting Standards [***].
“Fundamental Representations” means the representations and warranties of Sellers contained in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), the first sentence of Section 3.4 (Title to Assets), Section 3.5(f) (Intellectual Property – Intellectual Property Agreements), Section 3.11 (Brokers), and Section 3.12 (Taxes).
“Generic Product” means, with respect to a Product (the “Reference Product”), a product with Marketing Approval sold by a Third Party [***] in a country within the Territory that: (a) contains the Compound and (b) is legally saleable (with Marketing Approval) as a substitute for such Product in such country.
“Governing Documents” means with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership or other organizational documents; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership or other organizational documents; (d) if a limited liability company, the articles of organization and operating agreement or other organizational documents; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.
“Government Entity” means: any (a) nation, state, local, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, division, department, board, office, commission, council, court, tribunal or other entity exercising governmental or quasi-governmental powers of any type); (d) multinational organization or body; (e) Regulatory Authority; (f) body exercising, or entitled to exercise, any arbitral, administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (g) official, elected or appointed, of any of the foregoing.
“Guarantor” has the meaning set forth in the Preamble.
“IND” means an Investigational New Drug Application with the FDA, as defined in the U.S. Federal Food, Drug, and Cosmetic Act.
“Indemnified Parties” has the meaning set forth in Section 6.2.
“Indemnified Withholding Tax” has the meaning set forth in Section 2.14(b).
“Indemnifying Party” has the meaning set forth in Section 6.4(a).
“Indication” means any disease, disorder or condition that can be prevented, diagnosed or treated, or is otherwise approved in labeling for a pharmaceutical product by an applicable Regulatory Authority.

“Information” means all data, results, technology, business or financial information, including know-how, trade secrets, practices, techniques, methods, processes, inventions, devices, assays, invention disclosures, discoveries, developments, specifications, formulations, formulae, materials or compositions of matter, physical, chemical and biological materials and compounds, including software, algorithms, marketing or other reports, strategic, business and operational plans, expertise, technology, technical data, designs, drawings, study or test data, analytical and quality control data, CMC Information, Regulatory Materials, stability data, manufacturing data and descriptions, and other study data and procedures.
“Intellectual Property” means all intellectual property rights worldwide, including rights in and to the following: (a) Patents; (b) Marks; (c) Copyrights; (d) Information; and (e) data exclusivity, databases and data collections.
“Intellectual Property Agreements” has the meaning set forth in Section 3.5(a).
“Interim Period” has the meaning set forth in Section 5.1(c).
“Inventory” means all inventory of the Compound or Products Controlled by either Seller, wherever located, including [***], in each case as of the Closing Date, except to the extent included in Excluded Assets.
“IP Files” means, with regard to a Program Patent: (a) the file histories for such Program Patent; and (b) all files primarily relating to such Program Patent, in each case that are held or maintained by Sellers or on Sellers’ behalf by Sellers’ outside patent counsel.
“Kaken” means Kaken Pharmaceutical Co., Ltd and its successors and assigns.
“Kaken Payments” has the meaning set forth in Section 2.13.
“Kaken Sublicense” means the License, Development and Commercialization Agreement, dated as of March 31, 2015, by and between Brickell Sub (f/k/a Brickell Biotech, Inc.) and Kaken, as subsequently amended and supplemented from time to time.
“Knowledge” of Sellers shall mean the actual knowledge of a fact or other matter of the individuals listed on the attached Schedule 1.1(a) after performing a reasonable investigation (including due inquiry with Sellers’ general counsel) with respect to the applicable facts and information.
“Law” means any law, statute, ordinance, rule, regulation, code, Order, permit, license, decree or other pronouncements having the effect of law enacted, issued, promulgated, enforced or entered by a Government Entity.
“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, character or description, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, secured or unsecured, accrued or not accrued, joint or several, due or to become due, vested or unvested, asserted or not asserted, disputed or undisputed, known or unknown, executory, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by the Accounting Standards to be reflected in financial statements or disclosed in the notes thereto.
“License Agreement” means the Amended and Restated License Agreement, dated as of February 17, 2020, by and among Licensor, Nicholas S. Bodor and Sellers.

“Licensed Intellectual Property” means all Intellectual Property licensed to either or both Sellers from any Person, including Licensor, that is included in the Transferred Intellectual Property.
“Licensor” means Bodor Laboratories, Inc., a Florida corporation, and its successors and assigns.
“Losses” means any damages, losses, Liabilities, claims, demands, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, and costs and expenses.
“Marketing Approval” means an approval granted by the appropriate Regulatory Authority to market a Product in any particular jurisdiction in the Territory.
“Marks” means all United States and foreign trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.
“Material Adverse Effect” means any change, event, circumstance, condition or effect that (a) is reasonably likely to prevent, impede or delay in any material respect the ability of Sellers to consummate the Transaction, or (b) is reasonably likely to be, individually or in the aggregate, materially adverse to the use, ownership, operation, condition, or transferability of the Transferred Assets, taken as a whole.
“Milestone Events” means, collectively, the Development/Regulatory Milestone Events and the Net Sales Milestone Events.
“Milestone Payments” means the milestone payments set forth in Section 2.10.
“NDA” means a new drug application (as more fully defined in 21 C.F.R. 314.5 et seq.) or equivalent application, and all amendments and supplements thereto, filed with the FDA in the United States or the applicable Regulatory Authority in a country or group of countries outside the United States (including any supra-national agency such as in the EU), including all documents, data, and other information concerning a pharmaceutical product which are necessary for gaining Marketing Approval for such pharmaceutical product.
“NDA Payment” has the meaning set forth in the definition of “Upfront Consideration.”
“Net Sales” means, with respect to a Product in any country in the Territory and calculated in accordance with the Accounting Standards, (a) the gross amount invoiced by Buyer, its Affiliates and its Sublicensees (other than Kaken or its sublicensees) with respect to the sales of Products, in such country to Third Parties, less (b) the following deductions to the extent reasonably allocable to such sales:
(a)[***];
(b)[***];
(c)[***];
(d)[***];

(e)[***];
(f)[***];
(g)[***];
(h)[***]; and
(i)[***].
“Net Sales Milestone Event” means each event identified in the “Net Sales Milestone Event” column in Section 2.10(b).
“Net Sales Milestone Payment” has the meaning set forth in Section 2.10(b).
“Non-transferred Assets” has the meaning set forth in Section 2.17.
“Notice Period” has the meaning set forth in Section 6.4(a).
“Notice to Vendors” has the meaning set forth in Section 2.9(e).
“Obligations” has the meaning set forth in Section 7.12(a).
“Order” means any order, writ, injunction, judgment, decree, ruling, award, assessment or arbitration award of any Government Entity.
“Other Seller Materials” means, to the extent primarily related to the Compound, a Product or the Program, (a) research and development reports and disclosure memoranda in the possession of or controlled by Sellers, including study reports, clinical trial related documents including consent forms, study contracts, site agreements, manuscripts and in process publications, (b) market research, marketing, advertising, detailing and promotional or other documents related to Commercialization owned by a Seller, such as customer lists, marketing and promotional plans, documents and materials, field force training manuals and materials, and the like including pricing studies, (c) safety reports in the possession of Sellers as of the Closing, and (d) all of Sellers’ formulation, development and manufacturing Information, including manufacturing processes, master batch records and manufacturing documentation.
“Parties” means each Seller, Buyer and Guarantor, collectively and “Party” refers to any of them individually; provided the Guarantor is a Party or one of the Parties solely for purposes of Article I, Section 5.10, Article VI and Article VII.
“Patent Challenge” means any Proceeding which, if successful, would result in a holding or ruling of invalidity, unenforceability, or unpatentability of any of the Program Patents.
“Patents” means: (a) pending patent applications, including all provisionals, non-provisionals, international patent applications filed under the Patent Cooperation Treaty (PCT) and any foreign equivalents to any of the foregoing, issued or allowed patents, utility models and designs anywhere in the world; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; (c) any other patent or patent application claiming priority to any of the foregoing anywhere in the world; and (d) extension, renewal or restoration of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

“Permitted Encumbrance” means (a) Encumbrances for current Taxes not yet due and payable, and (b) Encumbrances imposed by Law for amounts that are not delinquent and do not or would not reasonably be expected to materially detract from the current value of, or materially interfere with, the use and enjoyment of any Transferred Asset subject thereto or affected thereby
“Person” means an individual, a corporation, a partnership, an association, a limited liability company, business trust, joint stock company, a Government Entity, joint venture, a trust or other entity or organization.
“Post-Closing Payments” means, collectively, the Milestone Payments, the Earnout Payments and the Kaken Payments.
“Proceeding” means any action, arbitration, audit, hearing, investigation, inquiry, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Government Entity, mediator or arbitrator.
“Product” means (a) any product or part thereof, process or service, the Development, manufacture, use, import or Commercialization of (i) which is covered by, or which cannot be undertaken or completed without infringing, a Valid Claim, or (ii) which incorporates, relies on or uses any Program Know-How, and (b) any pharmaceutical product preparation (including any and all forms, presentations, dosages and formulations) for use for any and all Indications that contains the Compound in any mode of administration, whether alone or as a combination product, including, in each case, [***].
“Program” means the Development and Commercialization of the Compound.
“Program Know-How” means all Information, wherever stored, including all documents and data stored on an [***] electronic data room made available to Buyer as part of its due diligence, that is (a) primarily related to the Compound or any pharmaceutical product preparation (including any and all forms, presentations, dosages and formulations) for use for any and all Indications that, in each case, contains the Compound as an active pharmaceutical ingredient in any mode of administration, whether alone or as a combination product, including any and all Information related to the Development, manufacture or Commercialization of the Compound or any such pharmaceutical product preparation, and (b) Controlled by Sellers or their Affiliates as of the Closing Date; but excluding any Information that is an Excluded Asset.
“Program Patents” means: (a) all Patents that Sellers Control as of the Closing Date which claim the composition of matter of, or any method of making or using (including any method for treating any Indication in humans or non-human animals), the Compound or any Product, including the Patents listed on Schedule 1.1(b) (other than to the extent identified as expired or abandoned); (b) any and all renewals, divisionals, continuations and continuations-in-part of the patents and patent applications referenced in the preceding clause (a); (c) any and all foreign patent applications associated with the patent applications referenced in the preceding clauses (a) and (b); (d) any and all patents issued or issuing from the patent applications referenced in the preceding clauses (a) through (c); and (e) any and all reissues, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or patent application referenced in the preceding clauses (a) through (d).
“Program Purpose” has the meaning set forth in Section 2.20.
“Purchase Price” means, collectively, the Upfront Consideration, the Post-Closing Payments and the Reimbursement Amounts payable by Buyer pursuant to Section 2.19.

“Reference Product” has the meaning set forth in the definition of Generic Product.
“Registered IP” means those United States, international and foreign registrations and applications for: (a) Patents; (b) Marks; (c) Copyrights; and (d) domain names (i) registered to or in the name of a Seller or its Affiliates or (ii) licensed pursuant to the License Agreement, in each case that are included in the Transferred Intellectual Property.
“Regulatory Authority” means, in any particular country or jurisdiction, any applicable Government Entity possessing the authority to grant Marketing Approval in such country or jurisdiction.
“Regulatory Materials” means regulatory applications, requests, information exchanges, submissions, notifications, communications, correspondence, registrations and approvals (including all INDs and NDAs, and foreign counterparts thereof, and all Marketing Approvals) or other filings made to or received from a Regulatory Authority to research, Develop, manufacture, or Commercialize the Compound or any Product in any jurisdiction, and documentation pertaining to any clinical trials conducted with respect to the Compound or any Product.
“Reimbursement Amounts” has the meaning set forth in Section 2.3(b).
“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
“Rules” has the meaning set forth in Section 7.6(b).
“Seller” has the meaning set forth in the Preamble.
“Seller Indemnified Parties” has the meaning set forth in Section 6.3(a).
“Seller Inventions” has the meaning set forth in Section 3.5(i).
“Straddle Contract” has the meaning set forth in Section 2.20.
“Straddle Period” means any taxable period or year that includes, but does not end on, the day before the Closing Date.
“Sublicense Income” means an amount equal to (a) the sales-based milestone payments due under the Kaken Sublicense, plus (b) royalties due under the Kaken Sublicense, minus (c) Taxes withheld or collected by Kaken in respect of such payments and royalties, minus (d) the amounts payable to Licensor in respect of such payments and royalties. [***].
“Sublicensee” means, with respect to a particular Product, a Third Party to whom Buyer has granted a license to any Transferred Intellectual Property or a sublicense under the License Agreement, [***].
“Tax Returns” means all reports and returns, declarations, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information), and, in each case, any amendment thereof, filed or required to be filed with respect to Taxes.
“Taxes” means (a) all federal, state, municipal or other local and all foreign taxes, including income, gross receipts, windfall profits, estimated, alternative minimum, add-on minimum, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, personal property, capital stock, social security (or similar), unemployment, disability, payroll, national insurance contribution, license, withholding or other tax, levy, charge, assessment or fee imposed by a Government Entity, of any kind whatsoever, including deductions or withholdings for or on account of such amounts and any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and (b) any liability for any item described in clause (a) of another Person, whether by Contract or express or implied agreement, pursuant to any applicable Law, as a transferee or successor, or otherwise.
“Territory” means worldwide.
“Third Party” means any Person other than a Seller or Buyer or an Affiliate of a Seller or Buyer, or any contractor or Representative.
“Third Party Claim” has the meaning set forth in Section 6.4(a).
“Transaction” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities pursuant to this Agreement.
“Transfer Taxes” has the meaning set forth in Section 5.1(e).
“Transferred Assets” has the meaning set forth in Section 2.1.
“Transferred Intellectual Property” means (a) the Program Patents, Program Know-How and Clinical and Pre-Clinical Data, and (b) other than any Excluded Assets, any other Intellectual Property (including any Marks) related primarily to the Compound or any Products that is Controlled by Sellers or any of their Affiliates on the Closing Date.
“UK” means the United Kingdom.
“United States” means the United States of America and its territories and possessions.
“Update Report” has the meaning set forth in Section 5.12.
“Upfront Consideration” means the non-refundable, non-creditable amount of $5,000,000, $2,000,000 of which is designated as the “NDA Payment.”
“Valid Claim” means a claim of an issued and unexpired Program Patent, including any regulatory or judicial extensions of the Program Patent term, or a claim of a pending patent application, which has not been held unpatentable, invalid or unenforceable by a Government Entity of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.
“Violation” means that the relevant person has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. § 1320a-7(a) (http://oig.hhs.gov/exclusions/authorities.asp); (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/) or otherwise excluded from contracting with the federal government (see the System for Award Management (formerly known as the Excluded Parties Listing System) at http://sam.gov/portal/public/SAM/); or (c) listed by any U.S. federal agency as being suspended, debarred, excluded or otherwise ineligible to participate in federal procurement or non-procurement programs, including under 21 U.S.C. § 335a (http://

www.fda.gov/ora/compliance_ref/debar/) (each of (a), (b) and (c), collectively, the “Exclusions Lists”).
Section 1.2.Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.
Section 1.3.Other Definitional Provisions. Unless the express context otherwise requires:
(a)the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;
(c)the terms “Dollars,” “USD” and “$” mean United States Dollars;
(d)references herein to a specific Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement;
(e)wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;”
(f)the word “or” is not exclusive; and
(g)references herein to any gender includes each other gender.
ARTICLE II
PURCHASE AND SALE
Section 2.1.Purchase and Sale of Assets. On the terms and subject to the conditions set forth herein, at the Closing, each Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from each Seller, all of such Seller’s legal right, title and interest, as of the Closing, in and to all assets owned by such Seller primarily related to the Compound and all assets owned by such Seller primarily related to the Program (except for Excluded Assets), whether tangible or intangible, real, personal or otherwise, of every kind and description, wherever located, free and clear of all Encumbrances other than Permitted Encumbrances (collectively, the “Transferred Assets”), including the following:
(a)each Seller’s rights in and to the Compound and Products;
(b)each Seller’s rights in and to all Transferred Intellectual Property, wherever held or registered;
(c)the IP Files;
(d)each Seller’s rights in and to all Clinical and Pre-Clinical Data and Regulatory Materials, including the IND designated [***];
(e)the License Agreement, the Kaken Sublicense and each Contract listed on Schedule 2.1(e) (together, the “Assigned Contracts”);
(f)all Inventory as set forth on Schedule 2.1(f);

(g)all Other Seller Materials;
(h)all causes of action, lawsuits, judgments, claims, counterclaims and demands of any nature available to or being pursued by such Seller or any of its Affiliates to the extent primarily related to the Compound, any Product or the Program, or (a) through (g) or (i) through (k) of this Section 2.1, or the Assumed Liabilities or the ownership, use, function or value of the Compound, any Product or the Program or (a) through (g) and (i) through (k) of this Section 2.1, whether arising by way of counterclaim or otherwise, whether choate or inchoate, known or unknown, contingent or noncontingent, except to the extent included in the Excluded Assets;
(i)all guarantees, warranties, indemnities and similar rights in favor of such Seller or any of its Affiliates to the extent primarily related to the Compound, any Product or the Program or (a) through (h) of this Section 2.1;
(j)all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items associated with the Assigned Contracts; and
(k)all goodwill associated with the Program or the Transferred Assets.
Section 2.2.Excluded Assets. From and after the Closing, each Seller shall retain all of its existing right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, and the Transferred Assets shall not include, any asset or class of assets other than those explicitly included in the definition of Transferred Assets set forth in Section 2.1 (collectively, the “Excluded Assets”), including the following:
(a)all minute books, capitalization records, Tax identification numbers, Tax Returns and Tax records, Governing Documents and other documents and information relating to the organization and existence of such Seller;
(b)all cash, cash equivalents and securities of such Seller;
(c)all bank accounts, deposit accounts, investment accounts and similar accounts of such Seller;
(d)all of such Seller’s rights under any Contract that is not an Assigned Contract;
(e)all of such Seller’s rights to any Intellectual Property that is not Transferred Intellectual Property;
(f)all causes of action, lawsuits, judgments, claims and demands of any nature, whether arising by way of counterclaim or otherwise, whether choate or inchoate, known or unknown, contingent or noncontingent, relating to or arising out of any Excluded Liabilities;
(g)any assets related to any compound other than the Compound;
(h)all insurance policies of such Seller and insurance coverage thereunder; and
(i)all rights of such Seller under this Agreement.
Section 2.3.Assumption of Liabilities. On the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume and agrees to discharge or perform when due only the following Liabilities (the “Assumed Liabilities”):

(a)each Seller’s Liabilities arising on or after the Closing under each Assigned Contract, but only to the extent that such obligations do not result from any breach, non-compliance or default of Seller prior to the Closing; for the avoidance of doubt, each Seller is hereby assigning and Buyer is hereby assuming the License Agreement pursuant to Section 10.3(ii) of the License Agreement in that Buyer is acquiring ownership in their entirety of the assets of Sellers’ business to which the License Agreement relates and this Agreement is in no way intended to grant a license to, or create a sublicense agreement in favor of, either Party as to the Transferred Assets;
(b)Sellers’ out-of-pocket expenses and other payments incurred in the ordinary course of the Program during the period beginning March 1, 2022 and ending on the Closing Date (excluding compensation and benefits of Brickell employees and consultants), the categories of which, and associated estimates, are attached as Schedule 2.3(b) (the “Reimbursement Amounts”);
(c)all Liabilities arising out of or relating to the acquisition or maintenance of the Transferred Intellectual Property arising on or after the Closing Date;
(d)all Liabilities arising out of or relating to the research, Development, manufacturing, registration, Commercialization, use, handling, supply, storage, import, export or other disposition or exploitation of the Compound and Products on or after the Closing Date;
(e)all Liabilities arising from the ownership, operation, maintenance, possession, control, sale, lease, disposition, exploitation or use of the Transferred Assets on or after the Closing Date; and
(f)any other Liabilities for which Buyer is responsible pursuant to the terms of this Agreement.
Section 2.4.Excluded Liabilities. Buyer shall not assume or be liable for, and Sellers and their Affiliates shall retain and be responsible for, all Excluded Liabilities.
Section 2.5.Purchase Price. On the terms and subject to the conditions set forth herein, in consideration of the sale of the Transferred Assets and the assumption of the Assumed Liabilities hereunder, (a) at the Closing, Buyer shall pay to Brickell, by wire transfer of immediately available funds to the account designated by Brickell, the Upfront Consideration less the NDA Payment plus the Reimbursement Amount payable pursuant to Section 2.19(a), (b) no later than [***] following receipt from the FDA of a “day 74 letter” indicating that the NDA for the Compound for the First Indication has been accepted for filing, Buyer shall pay to Brickell, by wire transfer of immediately available funds to the account designated by Brickell, the NDA Payment, and (c) Buyer shall make, as and when due, the Post-Closing Payments and pay the Reimbursement Amounts as and when due under Sections 2.19(b) or 2.19(c).
Section 2.6.Closing. The Closing shall take place remotely via the exchange of documents and signatures (by PDF, email or other form of electronic communication), on the date hereof. All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document. The Closing shall be deemed effective as of 12:01 A.M. Eastern time on the Closing Date.
Section 2.7.Allocation of Purchase Price. The Purchase Price and Reimbursement Amount shall be allocated in accordance with the procedures and methodology set forth in

Schedule 2.7. Within 60 days following the Closing, the Parties shall agree, working in good faith, to an allocation of the Purchase Price in accordance with such procedures and methodology, which all Parties shall use for all Tax purposes and in all filings, declarations and reports with the appropriate taxing authority. The Parties shall update the allocation of Purchase Price as needed in connection with payment of the NDA Payment, Post-Closing Payments and Reimbursement Amounts pursuant to Section 2.19. In any Proceeding related to the determination of any Tax, neither Buyer nor any Seller nor any of their Affiliates shall contend or represent that such agreed allocation is not a correct allocation, unless otherwise required by applicable Law.
Section 2.8.Deliveries by Buyer. At the Closing, Buyer shall deliver to Sellers the following:
(a)the Upfront Consideration (less the NDA Payment), as described in Section 2.5(a), and the Reimbursement Amount payable pursuant to Section 2.19(a);
(b)such instruments of assumption and other instruments or documents, as may be reasonably necessary to effect Buyer’s assumption of the Assumed Liabilities and the effective assignment of any Assigned Contracts;
(c)a duly executed transition services agreement in form and substance reasonably acceptable to Buyer and Brickell;
(d)a certificate, dated the Closing Date, of the Secretary of Buyer, in a form reasonably satisfactory to Brickell, certifying as to the due approval and authorization by the board of directors of Buyer of this Agreement and the Transaction in accordance with the Governing Documents of Buyer and applicable Law, and that such approval is in full force and effect; and
(e)a certificate, dated the Closing Date, of the proper officer of Guarantor, in a form reasonably satisfactory to Brickell, certifying as to the due approval and authorization by the board of directors of Guarantor of its execution and performance of this Agreement in accordance with the Governing Documents of Guarantor and applicable Law, and that such approval is in full force and effect.
Section 2.9.Deliveries by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following:
(a)bills of sale or other appropriate documents of transfer, transferring the Transferred Assets to Buyer;
(b)instruments of assignment, assigning to Buyer the Transferred Intellectual Property, Regulatory Materials and Other Seller Materials;
(c)assignment and assumption agreements, assigning to Buyer all rights of each Seller in and to each of the Assigned Contracts;
(d)a duly executed transition services agreement in form and substance reasonably acceptable to Buyer and Brickell;
(e)a duly executed copy of the notice in form attached as Exhibit A to this Agreement (the “Notice to Vendors”);

(f)an executed statement from each Seller, certifying, pursuant to Treasury Regulations Section 1.1445-2(b)(2), that such Seller is not a non-U.S. person and otherwise in a form and substance reasonably acceptable to Buyer and its legal counsel;
(g)a certificate, dated the Closing Date, of the Secretary of Brickell, in a form reasonably satisfactory to Buyer, certifying as to the due approval and authorization by the board of directors of Brickell of this Agreement and the Transaction in accordance with the Governing Documents of Brickell and applicable Law, and that such approval is in full force and effect; and
(h)a certificate, dated the Closing Date, of the Secretary of Brickell Sub, in a form reasonably satisfactory to Buyer, certifying as to the due approval and authorization by the board of directors of Brickell Sub of this Agreement and the Transaction in accordance with the Governing Documents of Brickell Sub and applicable Law, and that such approval is in full force and effect.
Section 2.10.Milestone Payments.
(a)Development/Regulatory Milestone Payments. Buyer shall pay the following one-time, non-refundable, non-creditable milestone payments (the “Development/Regulatory Milestone Payments”) to Brickell, each within [***] after the first achievement of each Development/Regulatory Milestone Event set forth in the table below. Each such payment will be made in cash, by wire transfer of immediately available funds to the account identified in writing by Brickell. Each Development/Regulatory Milestone Payment is payable only once with respect to the Products. For clarity, this means that the total maximum amount of Development/Regulatory Milestone Payments payable by Buyer to Brickell, assuming achievement of all Development/Regulatory Milestone Events, is $12,000,000.

Development/Regulatory Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
(b)Net Sales Milestone Payments. Buyer shall pay the following one-time, non-refundable, non-creditable Net Sales milestone payments (the “Net Sales Milestone Payments”) to Brickell when the annual Net Sales for all Products in any calendar year in the Territory first reaches the specified amount listed in the “Net Sales Milestone Event” column in the table below. Buyer shall notify Brickell in writing within [***] after the end of the [***] in which the applicable Net Sales Milestone Event is achieved and payment shall accompany such report. Each such payment shall be made in cash, by wire transfer of immediately available funds to the account specified in writing by Brickell. Each Net Sales Milestone Payment is payable only once with respect to the Products. For clarity, this means that the total maximum amount of Net Sales Milestone Payments payable by Buyer to Brickell, assuming achievement of all Net Sales Milestone Events, is $160,000,000.

Net Sales Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(c) Liquidated Damages Due to [***]. Notwithstanding anything in this Agreement to the contrary (including the provisions in Article VI), in the event that [***], then as liquidated damages and not as a penalty and notwithstanding anything (including procedures and limitations) to the contrary in Article VI, each Net Sales Milestone Payment not yet made shall be reduced to an amount equal to [***] of the amount set forth in the table above (i.e., the Net Sales Milestone Payment for the first Net Sales Milestone Event would be $[***]; the Net Sales Milestone Payment for the second Net Sales Milestone Event would be $[***], etc.). However, if [***], then the reduction provided by this Section 2.10(c) will not apply to Net Sales Milestone Payments earned on or after the date that is the same number of days after the date that [***]. By way of example, if [***].
(d)Achievement of More than One Net Sales Milestone Event in a Calendar Year. If in any calendar year, aggregate Net Sales equal an amount such that two or more previously unachieved Net Sales Milestone Events were achieved, Buyer is [***]. For example, [***].
Section 2.11.Earnout Payments.
(a)Earnout Rate. During the Earnout Term, Buyer shall pay to Brickell nonrefundable, non-creditable earnout payments on Net Sales of all Products in the Territory at the incremental rates set forth below, subject to Section 2.11(b).

Portion of Net Sales in the Territory Per Calendar Year	Earnout Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
(b)Earnout Reductions.

(i)If one or more Persons other than Buyer and its Affiliates and Sublicensees is or are selling a Generic Product in a country in the Territory, then in such case the earnout rate attributable to the Net Sales of such Reference Product in such country during the applicable calendar year shall be [***] of the amount otherwise payable under Section 2.11(a), for so long as a Generic Product continues to be commercially available in such country. For purposes of calculating the applicable incremental rate in the event of any such reduction, the portion of Net Sales attributable to [***] shall, in each case, be counted [***].
(ii)The Earnout Payments shall be calculated net of any royalties actually paid or payable by Buyer to Licensor in respect of Net Sales (as defined in the License Agreement) pursuant to the License Agreement, as in effect as of the Closing Date.
(c)Earnout Reports and Payment. Within [***] following the end of each calendar quarter during the Earnout Term, Buyer shall provide Brickell with a report of Net Sales by Buyer and its Affiliates and Sublicensees, each in sufficient detail to permit confirmation of the Earnout Payments due for such calendar quarter, including [***]. Buyer shall pay any Earnout Payments due to Brickell on the date of delivery of such report. In the event that either Party determines that the calculation of Net Sales for a calendar quarter deviates from the amounts previously reported to Brickell for any reason (such as [***]), Buyer and Brickell shall reasonably cooperate to reconcile any such deviations to the extent necessary under applicable legal or financial reporting requirements. Within [***] following [***], Buyer shall [***]; provided that Buyer may [***].
(d)No Projections. Buyer and Sellers acknowledge and agree that nothing in this Agreement shall be construed as representing an estimate or projection of anticipated sales of any Product, and that the Net Sales levels set forth in Section 2.10, Section 2.11 or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the payment obligations to Sellers in the event such Net Sales levels are achieved. NEITHER BUYER NOR EITHER SELLER MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.
Section 2.12.Freedom to Operate Credit. With respect to any Freedom to Operate Payments for any period, Buyer may [***].
Section 2.13.Kaken Payments. Buyer shall pay to Brickell [***] of all Sublicense Income (the “Kaken Payments”) as follows: Buyer shall [***].
Section 2.14.Taxes and Withholding.
(a)If required by applicable Law, Buyer shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law; provided, that, Buyer will prior to any deduction or withholding (i) notify Sellers of payments to be made net of any anticipated deduction or withholding, (ii) consult with Sellers in good faith to determine whether such deduction and withholding is required under applicable Law, and (iii) reasonably cooperate with Sellers to minimize the amount of any applicable deduction or withholding. Buyer shall timely pay the full amount so deducted or withheld to the relevant Government Entity, in accordance with applicable Law. As soon as practicable after any such payment, Buyer shall deliver to Sellers the original or a certified copy of a receipt issued by the relevant Government Entity evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Sellers.

(b)If Buyer deducts or withholds any Indemnified Withholding Tax (or, if Seller becomes liable for any Indemnified Withholding Tax), then Buyer shall remit to Seller an additional amount sufficient to place Seller in the same after-Tax position as it would have been in had Buyer been organized or resident (whichever is applicable) for Tax purposes in the same jurisdiction as Sellers. As used herein, “Indemnified Withholding Tax” means any withholding Tax imposed on payments made (or Assumed Liabilities assumed) by or on behalf of Buyer in connection with the transactions contemplated by this Agreement (or imposed on Seller with respect to such payments) because after the Closing Date Buyer changed its residency for Tax purposes from the United States to a different Tax residency and such Tax would not have been imposed had Buyer remained organized or resident for Tax purposes in the United States. For the avoidance of doubt, Indemnified Withholding Tax does not include any withholding Tax imposed on payments made (or Assumed Liabilities assumed) by or on behalf of Buyer in connection with the transactions contemplated by this Agreement (or imposed on Seller with respect to such payments) because after the Closing Date, either or both of the Sellers change their respective Tax residency or as a result of Sellers assigning this Agreement pursuant to Section 7.7.
(c)The Parties shall cooperate in good faith to identify jurisdictions that may trigger withholding Taxes under this Section 2.14 and shall consult with each other in good faith as to the nature of such withholding Taxes so identified, the basis upon which such withholding is required, and if any reasonable steps can be taken to claim an exemption from such withholding Taxes within [***] after such withholding Taxes are identified (or if such Taxes are due within [***] after they are identified, as promptly as reasonably practicable).  Sellers and Buyer shall, and shall cause their Affiliates to, cooperate in good faith taking commercially reasonable measures available to it or them to minimize any withholding that may be applied to any payments described in this Section 2.14.   To the extent such amounts are so deducted or withheld under this Section 2.14 such amounts shall be treated for all purposes of this Agreement as having been paid by the Buyer to Sellers to the extent so paid to the appropriate Government Authority.
Section 2.15.Exchange Rate; Manner and Place of Payment. All payments owed and made hereunder shall be payable in United States dollars. With respect to each calendar quarter, for countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be at an exchange rate equal to the average of the rates of exchange for such foreign currency as published by the Wall Street Journal, Eastern Edition (or such other source agreed in writing by the Parties), during the calendar quarter for which a payment is due. All payments owed under this Agreement by Buyer to Sellers shall be made by wire transfer of immediately available funds to a bank and account designated in writing by Brickell, unless otherwise specified in writing by Brickell.
Section 2.16.Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of [***] above the U.S. Prime Rate (as set forth by Bloomberg (Ticker symbol PRIME index)); provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Sellers from exercising any other rights it may have as a consequence of the lateness of any payment.
Section 2.17.Post-Closing Transfers. During the [***], the Parties shall cooperate with each other to identify any assets that were not transferred as part of the Transferred Assets at the Closing but that, pursuant to the provisions of this Agreement, were required to be transferred (the “Non-transferred Assets”). To the extent any Non-transferred Assets are identified, Sellers shall [***] promptly take all actions to transfer such Non-transferred Assets to Buyer. In the event a Seller is required to obtain the consent of any Person prior to the transfer of any Non-transferred Asset, then Sellers shall [***] use commercially reasonable efforts to promptly obtain such consent, and upon obtaining such approval or consent, shall promptly transfer such Non-

transferred Asset to Buyer. In the event a Seller is unable to obtain such consent, then Sellers and Buyer shall discuss in good faith an appropriate resolution for the transfer of the economic benefit of such Non-transferred Asset to Buyer.
Section 2.18.Issuance of Securities. The Parties acknowledge that Section 3.1.2 of the License Agreement requires the issuance of certain restricted securities of Brickell to Licensor upon the achievement of certain of the milestones identified therein. Brickell shall cause the securities required by Section 3.1.2 of the License Agreement (as such provision is in effect as of the Closing Date) to be issued to Licensor as and when due in accordance with such provision. Buyer shall reasonably cooperate with Brickell in connection with compliance with this Section 2.18, including by providing written notice to Brickell no less than [***] in advance of the achievement of the applicable milestone events under the License Agreement and coordinating related communications with Licensor.
Section 2.19.Reimbursement Amounts.
(a)At the Closing, Buyer shall pay Seller a Reimbursement Amount equal to [***], which Reimbursement Amount [***].
(b)Schedule 2.19(b) sets forth all Reimbursement Amounts that were paid by either or both of Sellers prior to the Closing (excluding the amount referenced in Section 2.19(a)). Buyer shall have [***] following the Closing Date to dispute with Sellers any amounts set forth on Schedule 2.19(b) and shall pay any undisputed amounts set forth on Schedule 2.19(b) to Sellers within [***].
(c)Following the Closing Date, Sellers shall provide copies of any invoices received by Sellers with respect to any Reimbursement Amounts not set forth on Schedule 2.19(b). Buyer shall have [***] following the receipt of an invoice to dispute with Sellers and the applicable vendors any amounts set forth in such invoice. Buyer shall make payments with respect to any invoice provided by Sellers under this Section 2.19(c) on the later of (i) [***] following receipt of such invoice and (ii) [***] following the resolution of any dispute with respect to such invoice. [***].
Section 2.20.Straddle Contracts. The Contracts set forth on Schedule 2.20 (the “Straddle Contracts”) are utilized by Sellers and their Affiliates for purposes of the Program (the “Program Purpose”) and for purposes unrelated to the Program. Buyer or its Affiliates shall use commercially reasonable efforts to enter into their own Contracts with the counterparties to the Straddle Contracts as soon as practicable after the Closing Date. In the meantime, Sellers and Buyer shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to carry out the intent of providing Buyer with the benefits and burdens associated with the Straddle Contracts solely for the Program Purpose, in a manner mutually agreed upon by Sellers and Buyer which may include (a) Sellers or their Affiliates acting as Buyer’s agent, or (b) Sellers or their Affiliates and Buyer or its Affiliates entering into a subcontractor relationship. Sellers and their applicable Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, will cooperate with each other so as not to harm the other party’s relationship with the counterparties to the Straddle Contracts. Sellers and Buyer acknowledge and agree that they are not, by virtue of the relationship under this Section 2.20: (i) creating a joint venture, joint employment, or similar venture between Buyer or its Affiliates, on the one hand, and Seller or its Affiliates, on the other hand, or (ii) authorized to act as the other party’s agent or otherwise bind the other party or its

Affiliates with respect to any Straddle Contracts, other than as expressly agreed by Sellers and Buyer.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the disclosure schedule delivered by Sellers to Buyer at the execution and delivery of this Agreement (the “Disclosure Schedule”), Sellers, jointly and severally, represent and warrant to Buyer as of the Closing Date as follows:
Section 3.1.Organization and Qualification. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to own, lease and operate its assets, including the Transferred Assets, and to carry on its business as currently conducted. Each Seller is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. Neither Seller is in default under or in violation of any provision of its Governing Documents.
Section 3.2.Authority. Each Seller has full power and authority to execute and deliver this Agreement and each other Ancillary Agreement to which such Seller is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements to which it is a party have been duly and validly authorized and no additional corporate or stockholder authorization or consent is required in connection with the execution, delivery and performance by Sellers of this Agreement or any Ancillary Agreement of Sellers. The execution, delivery and performance by each Seller of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the Transaction, do not and will not violate any provision of the Governing Documents of such Seller, or any resolution adopted by the board of directors or the stockholders of such Seller. This Agreement and each Ancillary Agreement to which a Seller is a party, when executed and delivered by Buyer, will constitute a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by general equitable principles and the exercise of judicial discretion in accordance with such principles and subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar Law affecting the enforceability of creditors’ rights generally (collectively, the “Enforcement Limitations”).
Section 3.3.No Conflict; Required Filings and Consents. The execution and delivery of this Agreement and the Ancillary Agreements of Sellers do not, and the performance by each Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Transaction will not, (i) conflict with or violate the Governing Documents of either Seller, (ii) conflict with or violate any Law or Order applicable to either Seller or to which any properties or assets of either Seller is bound or subject or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give rise to or create any right of any Third Party to accelerate, increase, terminate, modify or cancel any right or obligation in a manner adverse to the business of Sellers or result in the creation of any Encumbrance on any of the Transferred Assets pursuant to any Contracts to which a Seller is a party or by which any of the Transferred Assets is bound. Except as set forth in Section 3.3 of the Disclosure Schedule, no consent of any Third Party is required to assign any of the Transferred Assets to Buyer.
Section 3.4.Title to and Condition of Transferred Assets. Sellers have good and marketable title to (or with respect to assets that are leased, a valid leasehold interest in) the

Transferred Assets, free and clear of Encumbrances other than Permitted Encumbrances. All of the material tangible Transferred Assets (a) are in good operating condition and repair (with the exception of normal wear and tear), and are free from material defects, (b) are adequate and suitable for their present uses, and (c) have been maintained in accordance with normal industry practice and applicable Laws.
Section 3.5.Intellectual Property.
(a)General. Section 3.5(a)(i) of the Disclosure Schedule contains a list of all Registered IP. Section 3.5(a)(ii) of the Disclosure Schedule contains a list of all Contracts pursuant to which either Seller in-licenses Intellectual Property primarily related to the Compound, any Product or the Program from a Third Party or out-licenses Intellectual Property primarily related to the Program to a Third Party; excluding, for the avoidance of doubt, customary in-licenses relating to commercially available, off-the-shelf software (the “Intellectual Property Agreements”). Sellers have made available to Buyer a correct and complete copy of each item listed in Section 3.5(a)(ii) of the Disclosure Schedule.
(b)Title and Sufficiency. Sellers (i) own the entire right, title and interest in and to the Transferred Intellectual Property other than the Licensed Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances, and (ii) have the right to use the Licensed Intellectual Property in the manner and for the purposes that they presently use it.
(c)Validity and Enforceability. All patent applications within the Transferred Intellectual Property have been submitted to Government Entities in the good faith belief that the inventors listed in such patent applications are entitled to patent protection for the inventions disclosed therein. None of the Transferred Intellectual Property that has been issued or allowed has been adjudged invalid or unenforceable; however, some of the Transferred Intellectual Property is still in various stages of prosecution with respect to which no final decision on patentability has yet been rendered, including, in certain cases, [***]. Except as set forth in Section 3.5(c) of the Disclosure Schedule, Sellers have not and, to the Knowledge of Sellers, Licensor has not, taken any action or given any waiver intended to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Registered IP.
(d)Patent Proceedings. To the Knowledge of Sellers, except as set forth in Section 3.5(d) of the Disclosure Schedule, none of the issued Program Patents are subject to any pending reissues, reexaminations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, or defense of invalidation or opposition proceedings or other challenges to validity or enforceability.
(e)No Infringement. To Sellers’ Knowledge, except as set forth in Section 3.5(e) of the Disclosure Schedule, the Transferred Intellectual Property is not infringing or misappropriating, any rights of any Person in respect of any Intellectual Property. To Sellers’ Knowledge, none of the Transferred Intellectual Property is being infringed or misappropriated by a third party.
(f)Intellectual Property Agreements. None of the Intellectual Property Agreements has been held to be invalid, illegal, non-binding or unenforceable. Each of the Intellectual Property Agreements is in full force and effect in accordance with its terms (subject to the Enforcement Limitations). No default, violation or breach exists by either Seller or, to Sellers’ Knowledge, by any other party thereto with respect to any Intellectual Property Agreement.
(g)No Intellectual Property Litigation. In the [***], except as set forth in Section 3.5(g) of the Disclosure Schedule, no Person has made any written claim or demand, or initiated or threatened to initiate any Proceeding, that (i) asserts that a Seller is infringing, misappropriating or otherwise violating any Intellectual Property in connection with the Program, or (ii) asserts that any default exists under any Intellectual Property Agreement. None of the Transferred Intellectual Property is subject to any outstanding Order or is the subject of any Proceeding.
(h)Due Registration. The Registered IP has been duly filed in the United States Patent and Trademark Office, United States Copyright Office or other appropriate filing office or domain name registrar, domestic or foreign, as applicable, and such filings remain actively pending in good standing.
(i)Protection. Each current or former employee, collaborator, consultant or independent contractor of or to a Seller who has contributed to or participated in the invention, discovery, creation or development of any Transferred Intellectual Property on behalf of a Seller (“Seller Inventions”): (i) has assigned to one of the Sellers, or is under a valid and enforceable written obligation to assign to a Seller, all right, title and interest in such Seller Inventions; (ii) is a party to a valid and enforceable written “work-made-for-hire” agreement under which a Seller is deemed to be the original owner/author of all subject matter included in such Seller Inventions; or (iii) otherwise has by operation of applicable Law vested in a Seller all right, title and interest in such Seller Inventions by virtue of his or her service relationship with a Seller. Other than as set forth in Section 3.5(i) of the Disclosure Schedule, there are no claims that have been asserted in writing challenging the inventorship of the Seller Inventions or, to Sellers’ Knowledge, any of the Program Patents.
(j)Proprietary Information. Sellers have taken commercially reasonable steps to (i) document their confidential and proprietary information primarily related to the Compound, each Product, the Program and the Transferred Assets, and (ii) protect and preserve the confidentiality of such confidential and proprietary information.
(k)Confidentiality Agreements. All confidentiality or nondisclosure agreements that have been entered into by either Seller in connection with the Program or the Transferred Assets, other than confidentiality or nondisclosure agreements entered into in the ordinary course of business, are listed in Section 3.5(k) of the Disclosure Schedule, and true and complete copies thereof have been made available to Buyer.
(l)No Government Funding. Sellers have not used any funding, facilities or resources obtained from any Government Entity, educational institution or research center in the research or development of any of the Transferred Intellectual Property. No Government Entity, educational institution or research center has any valid claim or right in or to the Transferred Intellectual Property or the Compound or the Products.
Section 3.6.Assigned Contracts.
(a)Except as set forth in Section 3.6(a) of the Disclosure Schedule, the Assigned Contracts constitute all of the material current Contracts [***] to which either Seller is a party that relate primarily to the Program. True, correct and complete copies of all Assigned Contracts, together with all modifications, waivers and amendments thereto, have been made available to Buyer. Each of the Assigned Contracts is a valid and binding obligation of the parties thereto, enforceable in accordance with its terms (subject to the Enforcement Limitations) and in full force and effect. There is no existing default or event of default, or any event which, with notice or lapse of time or both, would constitute a default under any Assigned Contract by a Seller or, to the Knowledge of Sellers, by any other party thereto. Neither Seller has received any written notice of the intention of any party to cancel, terminate or otherwise materially alter any such Assigned Contract. No party to any Assigned Contract has made any unresolved claim for damages or indemnification thereunder. Without limiting the generality of the foregoing, Sellers have paid all license fees, sublicense fees, minimum license fees, royalties, milestones and other amounts due and payable by it pursuant to the License Agreement on or before the Closing Date.
(b)[***].
Section 3.7.Legal and Regulatory Compliance.
(a)Each Seller is, and has at all times in the [***] been, in compliance in all material respects with all Laws and Orders applicable to such Seller related to the Compound, any Product or the Program or by which any Transferred Asset is bound or affected, and each Seller has obtained and maintained all permits applicable to it as required by any Government Entity for the ownership, use or operation of the Transferred Assets. Neither Seller has (a) been subject to any Order or Proceeding with respect to any actual or alleged non-compliance with applicable Law or permit related to the Compound, any Product or the Program; or (b) been charged with or convicted of any felony or misdemeanor, in each case with respect to the Compound, any Product or the Program
(b)Sellers have provided or made available to Buyer all material documents and communications in their possession from and to any Government Entity related to the Compound, any Product or the Program that may bear on the compliance with the requirements of any Government Entity, including the Regulatory Files and any notice of inspection, inspection report, warning letter, notice of violation, deficiency letter or similar communication.
(c)Neither Seller nor any of their Affiliates has received any written, or to the Knowledge of Sellers, oral communication (including any warning letter, notice of violation, deficiency letter, untitled letter, or similar notice or legal action) from any Government Entity in relation to the Compound, any Product or the Program, and there is no Proceeding pending or, to Sellers’ Knowledge, threatened, alleging that a Seller or any of its Affiliates has failed to comply with applicable Laws in connection with the Compound, any Product or the Program.
(d)Sellers have conducted each clinical trial of each Product that either or both sponsored in accordance, in all material respects, with all applicable Laws. Sellers have collected, stored, processed and used all clinical data concerning any Product in accordance, in all material respects, with all applicable Laws.
(e)No director, officer, employee or consultant of Sellers nor, to the Knowledge of Sellers, any vendor, contractor or any entity involved in the Development of any Product is or has been, (i) on the Exclusions List or in Violation or otherwise debarred under U.S. law (including Section 21 U.S.C. §335a) or any foreign equivalent thereof or (ii) the subject of an FDA debarment investigation or proceeding (or similar proceeding by any Regulatory Authority outside the U.S.).
Section 3.8.Products; Safety and Efficacy. No product liability claim has been made against either Seller relating to or resulting from any injury to any individual or property with respect to the Compound or any Product.
Section 3.9.Inventory. All Inventory was manufactured in accordance, in all material respects, with all applicable Laws including, to the extent applicable, Laws [***].
Section 3.10.Absence of Litigation. There is no Proceeding pending or, to the Knowledge of Sellers, threatened against either Seller involving in any way the Compound, any Product or the Program, the Transferred Assets or Assumed Liabilities. Neither Seller is party or subject to any continuing Order or, except as set forth in Section 3.10 of the Disclosure Schedule, any settlement agreement related to the Program.
Section 3.11.Brokers. Other than Oganesson, LLC, no broker, finder or investment banker, including any director, manager, officer, employee, Affiliate or associate of a Seller, is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based on arrangements made by or on behalf of Seller or any of its Affiliates.
Section 3.12.Taxes.
(a)Each Seller has timely filed all material Tax Returns required by applicable Law to be filed by it (taking into account all applicable extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and owing by a Seller or with respect to its income (whether or not shown on a Tax Return) have been timely paid. No written claim has been made by any Government Entity in any jurisdiction where a Seller does not file Tax Returns that a Seller is, or may be, subject to Tax by that jurisdiction with respect to the Transferred Assets or the Program.
(b)Each Seller has withheld all material Taxes from payments to employees, agents, contractors, nonresidents and any other Person required by applicable Law to be withheld by such Seller with respect to the Transferred Assets or the Program. Such amounts have been remitted to the appropriate Government Entity and all forms required to be prepared in connection therewith have been properly completed and timely provided to or filed with the appropriate Persons.
(c)No actions, disputes, examinations or audits are pending or in progress or, to the Knowledge of Sellers, proposed or threatened with regard to any Taxes of a Seller. All deficiencies asserted, or assessments made, against Sellers as a result of any action, dispute, audit or examination by any Government Entity with respect to the Transferred Assets or the Program have been fully paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Sellers other than such extensions or waivers in the ordinary course of business.
(d)There are no Liens on any of the Transferred Assets with respect to Taxes other than Permitted Liens.
(e)No Seller is a foreign person within the meaning of Section 1445 of the Code.
Section 3.13.No Other Representations. Notwithstanding any provision of this Agreement to the contrary, except for the representations and warranties made by Sellers in this Article III or in any Ancillary Agreement, none of Sellers, their Affiliates or any other Person makes any representation or warranty with respect to the Transferred Assets, the Program, the Compound, the Products or Sellers or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Buyer of any documentation, forecasts, projections, plans or other information with respect to any one or more of the foregoing. Except for the representations and warranties made by Sellers in this Article III or in any Ancillary Agreement, all other representations and warranties, whether express or implied, are expressly disclaimed by each Seller.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers as of the Closing Date as follows.

Section 4.1.Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its respective properties and assets or the conduct of its respective business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, materially impair or delay Buyer’s ability to perform its obligations hereunder.
Section 4.2.Corporate Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and each other Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party have been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement or any Ancillary Agreement of Buyer. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the Transaction, do not and will not violate any provision of the Governing Documents of Buyer. This Agreement and each Ancillary Agreement to which Buyer is a party, when executed and delivered by the applicable Seller or Sellers, will constitute valid and legally binding obligations of Buyer enforceable against it in accordance with its terms, subject to the Enforcement Limitations.
Section 4.3.No Conflict; Required Filings and Consents. The execution and delivery of this Agreement and the Ancillary Agreements of Buyer do not, and the performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Transaction will not, (a) conflict with or violate the Governing Documents of Buyer, (b) conflict with or violate any Law or Order applicable to Buyer or to which any properties or assets of Buyer is bound or subject or (c) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give rise to or create any right of any Third Party to accelerate, increase, terminate, modify or cancel any right or obligation pursuant to any Contracts to which Buyer is a party, in each case under clauses (b) and (c), in a manner that would, individually or in the aggregate, materially impair or delay Buyer’s ability to perform its obligations hereunder.
Section 4.4.Absence of Litigation. There is no Proceeding pending or, to the knowledge of Buyer, threatened against Buyer that would reasonably be expected to materially impair or delay Buyer’s ability to perform its obligations hereunder.
Section 4.5.Solvency. Buyer, together with Guarantor, has sufficient available funds to pay the Upfront Consideration and the Reimbursement Amounts payable pursuant to Section 2.19 and to fund the Development and Commercialization efforts detailed in the Commercialization Framework. Immediately after giving effect to the Closing and the Transaction, Buyer will be solvent. No transfer is being made and no obligation is being incurred by Buyer in connection with the Transaction with the intent to hinder, delay, or defraud either present or future creditors of Buyer or its Affiliates.
Section 4.6.Brokers. Other than MTS Health Partners, no broker, finder or investment banker, including any director, manager, officer, employee, Affiliate or associate of Buyer or Guarantor, is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based on arrangements made by or on behalf of Buyer, Guarantor or any of their Affiliates.
Section 4.7.Assets and Revenues. Buyer does not have more than $202 million in either annual net sales or total assets for purposes of Section 18a(a)(2)(B)(ii) of the U.S. Hart-Scott-

Rodino Antitrust Improvements Act of 1976. For purposes of this Section 4.7, the term “Buyer” shall include Guarantor and its Affiliates.
ARTICLE V
COVENANTS
Section 5.1.Tax Matters.
(a)Seller Liability for Taxes. Sellers shall be liable for (i) any Taxes imposed with respect to the Transferred Assets or any income or gain derived with respect thereto for the taxable periods, or portions thereof (including the Interim Period), ended on or before the day before the Closing Date, and (ii) any Transfer Taxes for which a Seller is liable pursuant to Section 5.1(e).
(b)Buyer Liability for Taxes. Buyer shall be liable for (i) any Taxes imposed with respect to any Transferred Assets or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning on or after the Closing Date, and (ii) any Transfer Taxes for which Buyer is liable pursuant to Section 5.1(e).
(c)Proration of Taxes. If any jurisdiction requires Buyer to file a Tax Return with respect to any Transferred Assets for a Straddle Period, the Parties agree that the amount of Taxes attributable to the portion of the Straddle Period up to and including the day before the Closing Date (the “Interim Period”) shall be determined by (i) in the case of Taxes not based on income, receipts or expenses, multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the Interim Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of Taxes based on income, receipts or expenses, such Taxes shall be allocated to the Interim Period based on a closing of the books method as of the close of business on the Closing Date.
(d)Tax Returns. Each Seller shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to all Transferred Assets for taxable years or periods ending on or before the day before the Closing Date and shall pay any Taxes due in respect of such Tax Returns, and Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to all Transferred Assets for taxable years or periods ending on or after the Closing Date and shall remit any Taxes due in respect of such Tax Returns.
(e)Transfer Taxes. All federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes and fees that maybe imposed or assessed as a result of the Transaction, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall be [***]. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed by the party obligated by applicable Law to files such returns, at its expense, and the filing Party will provide such Tax Returns to the other Party at least [***] prior to the date such Tax Returns are due to be filed.
(f)Assistance and Cooperation. After the Closing Date, Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any Government Entity, and the prosecution or defense of any Proceeding relating to any Tax Return involving the Transferred Assets. Buyer and Sellers shall cooperate with each other in the conduct of any audit or other Proceeding related to Taxes involving the Transferred Assets. Each Party shall (i) provide timely notice to the other in writing of any pending or proposed audits or assessments with respect to any such Taxes for which such other Party or any of its Affiliates may have a Liability under this Agreement and (ii) furnish the other with copies of all relevant correspondence received from any taxing authority in connection with any audit or information request with respect to any Taxes referred to in clause (i).
(g)Tax Treatment. The Parties agree to treat the purchase of the Transferred Assets and all payments made pursuant to this Agreement, including the assumption of any Assumed Liabilities, as the purchase of all of the interests in the Transferred Assets pursuant to Section 1060 of the Code, and for all other Tax purposes. Buyer and Sellers shall prepare and timely file all relevant Tax Returns on a basis consistent with the foregoing and take no inconsistent position on any Tax Return, for any withholding, in any audit or similar proceeding relating to Taxes before any Government Authority, or otherwise, unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code or other similar provision under applicable Law.  In the event any Government Authority shall take a position in any audit or similar proceeding relating to Taxes inconsistent with this position, each Party shall timely notify the other Party of such event and the Parties shall cooperate to resolve such audit or similar proceeding related to Taxes consistently with the position in this Section 5.1(g).
Section 5.2.IP Files. Sellers shall promptly but no later than [***] after the Closing Date notify their patent and trademark counsel that the Transferred Intellectual Property is owned by Buyer and instruct such counsel to cooperate in the transfer of the Transferred Intellectual Property and the IP Files to Buyer or its designated counsel.
Section 5.3.Covenant Not to Sue. [***].
Section 5.4.Non-Compete. For [***] after the Closing Date, Sellers shall not, and shall cause their respective Affiliates to not, directly or indirectly Develop or Commercialize any Competing Product.
Section 5.5.Patent Challenge. Sellers shall not, and shall cause their respective Affiliates to not, directly claim, or cause a Third Party to claim, or knowingly support (other than as may be necessary or reasonably in response to a subpoena or other Order), including by providing information, documents, or funding, a Patent Challenge.
Section 5.6.Further Assurances. Each Party shall, and shall cause its Affiliates, promptly to execute, acknowledge and deliver any other assurances or documents or instruments of transfer and take such other commercially reasonable actions as may be reasonably requested and necessary for the requesting Party to satisfy its obligations hereunder or to obtain the benefits of the Transaction.
Section 5.7.Confidentiality; Publicity.
(a)Except as otherwise provided herein, each Seller shall treat and hold as confidential, and not disclose to any Person, any of the Confidential Information, in each case by using the same degree of care as it uses to protect proprietary or confidential information of its own. With respect to any particular Confidential Information, each Seller’s obligations shall continue until [***], and the obligations in this Section 5.7 shall not apply to information that becomes generally known to the public through no fault or action of Sellers, nor shall it apply to information that constitutes general scientific or industry information that is not specific to the Transferred Assets.
(b)Except to the extent required by applicable Law, each Party shall, and shall cause its Representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person, information related to the discussions and negotiations among the Parties regarding, or provided in connection with, this Agreement and the Transaction.
(c)The Parties will each (or jointly) make a public announcement of the execution of this Agreement, to be issued as a press release drafted in a mutually agreed form which will be issued within four Business Days after the Closing Date, as further agreed by the Parties, in their respective countries of incorporation. In addition, Brickell will file a Current Report on Form 8-K with the United States Securities and Exchange Commission as well as any other documents required by applicable Law.
(d)Buyer and Sellers acknowledge that the confidentiality obligations set forth herein shall not extend to (i) any information which was in, or comes into, the public domain through no breach of this Agreement by either Seller or (ii) any information which becomes lawfully obtained by either Seller from a source other than Buyer so long as the source of such information is not known by such Seller at the time of disclosure to owe an obligation of confidentiality to Buyer. In addition, neither Seller nor Buyer shall be prohibited from disclosing any portion of the Confidential Information (A) that such Seller or Buyer is required to disclose by judicial or administrative process or (B) in connection with the enforcement of any right or remedy relating to this Agreement or the Transaction.
Section 5.8.Books and Records. For a period of [***] after the Closing, Buyer shall: (a) retain the Books and Records relating to periods prior to the Closing; and (b) upon reasonable notice, afford Sellers and their Representatives reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such Books and Records, to the extent reasonably necessary (i) for the purpose of preparing any Tax Returns or financial statements or (ii) pursuant to applicable Law or any audit request, subpoena or other investigative demand by any Government Entity or in connection with any Proceeding.
Section 5.9.Transfer of Transferred Assets. In furtherance of Sellers’ obligations to deliver the Transferred Assets:
(a)Within [***] after the Closing Date, Sellers shall (i) send letters to the FDA and other Regulatory Authorities as required to effect the transfer of the Transferred Assets, indicating that the Regulatory Materials are transferred to Buyer and that Buyer is the new owner of the Regulatory Materials as of the Closing Date, and (ii) provide to Buyer a copy of any such letters. As promptly as practicable after the Closing Date (but in no event later than [***] after the Closing Date), Sellers shall forward to Buyer a complete copy of the Regulatory Materials for the Compound and Products, as well as copies of all correspondence with, and periodic and other reports (including adverse event reports and the underlying data) to, Regulatory Authorities exclusively with respect to the Compound, Products or Regulatory Materials.
(b)Within [***] after the Closing Date, each Seller shall transfer to Buyer [***] both electronic copies and hard copies (to the extent hard copies exist as of the Closing Date; Sellers shall be under no obligation to create hard copies if no such hard copies exist as of the Closing Date) of any and all documents that constitute Transferred Assets, including the Assigned Contracts, Program Know-How (including the Clinical and Pre-Clinical Data and the CMC Information), [***], the IP Files, the Other Seller Materials and the Regulatory Materials that exist in documentary form and that are in a Sellers’ Control.
(c)If requested by Buyer, on or promptly after the Closing, Sellers shall [***].
(d)Within [***] after the Closing Date, Sellers shall deliver to Buyer a USB drive or other data storage device containing a complete copy of the contents, as of the

Closing Date, of the online data repository hosted by [***] that housed due diligence materials for the transactions contemplated by this Agreement.
Section 5.10.Expenses. Except as otherwise specifically provided in this Agreement, each of the Parties shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transaction, including all fees and expenses of its Representatives.
Section 5.11.Diligence.
(a)Buyer shall use Commercially Reasonable Efforts to Develop, to file for, obtain and maintain Marketing Approvals for, and, subject to receipt of Marketing Approval, to Commercialize Products in the United States and the EU, including by taking the actions detailed in the commercialization framework attached hereto as Section 5.11(a) (the “Commercialization Framework”). “Commercially Reasonable Efforts” shall mean, with respect to the efforts expended by Buyer with respect to a particular objective, that level of efforts and resources consistent with commercially reasonable practices of a similarly situated company in the pharmaceutical industry with respect to the research, development or commercialization of a pharmaceutical product at a similar stage of research, development or commercial life as the relevant Product, in view of all costs and risks relevant to such Product based on conditions then prevailing, and that has commercial, profit or market potential, or strategic value similar to that of the relevant Product, taking into account, without limitation, issues of intellectual property coverage, safety and efficacy, Law, stage of development or product life based on conditions then prevailing, product profile, the then-current competitive environment for such Product and the likely timing of such Product’s entry into the market (including competitiveness of Third Party products), the proprietary position, the regulatory environment and status of the Product (including regulatory exclusivity), anticipated or approved labeling, present and future market and commercial potential, the likelihood of receipt of Regulatory Approval and other regulatory requirements, profitability (including pricing and reimbursement status achieved or likely to be achieved), legal issues and manufacturing, and other relevant scientific, technical and commercial factors, all as measured by the facts and circumstances in effect at the time when the carrying out of such obligations is due.
(b)Each Seller acknowledges, understands, and agrees that from and after the Closing Date, Buyer shall, subject to the diligence obligations set forth above, have control with respect to the Development and Commercialization of the Compound and Products. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, BUYER MAKES NO REPRESENTATION, WARRANTY, OR COVENANT, EITHER EXPRESS OR IMPLIED, THAT THE COMPOUND OR ANY PRODUCT WILL BE SUCCESSFULLY DEVELOPED OR, IF REGULATORY APPROVAL IS OBTAINED, WILL ACHIEVE ANY DEVELOPMENT/REGULATORY MILESTONE EVENT, NET SALES MILESTONE EVENT OR ANY LEVEL OF NET SALES, OR THAT ANY OTHER DEVELOPMENT OR COMMERCIALIZATION RESULTS WILL BE ACHIEVED. NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS REPRESENTING AN ESTIMATE OR PROJECTION BY BUYER OF: (A) THE NUMBER OF PRODUCTS THAT WILL OR MAY BE DEVELOPED OR COMMERCIALIZED BY BUYER OR ITS AFFILIATES; (B) THE SUCCESSFUL DEVELOPMENT OR COMMERCIALIZATION OF ANY PRODUCT; OR (C) ANTICIPATED SALES OR THE ACTUAL VALUE OF ANY PRODUCTS THAT MAY BE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED BY BUYER OR ITS AFFILIATES.
(c)Prior to [***], Buyer shall provide to Brickell, [***], written reports containing [***]. Buyer shall cooperate with Sellers in good faith to promptly address any deficiencies in its progress toward Development and Commercialization of the Product in accordance with the Commercialization Framework, consistent with its obligations pursuant to Section 5.11(a).
Section 5.12.Update Reports. Buyer shall keep Brickell regularly and fully informed, in a manner as is customary and reasonable in the biopharmaceutical industry, regarding research, Development, regulatory, manufacturing and Commercialization activities of Buyer and its Affiliates and Sublicensees with respect to Products in the Territory. Without limiting the foregoing, Buyer shall keep Brickell reasonably informed of the progress of such activities, and [***], provide Brickell a report (each such report, an “Update Report”) setting forth a reasonably detailed description of [***]. Without limiting the foregoing, Buyer shall provide to Brickell, in writing, [***]. In addition to the foregoing, Buyer shall [***].
Section 5.13.Audit. For the period of time required by Law [***], Buyer shall keep complete and accurate records pertaining to the sale or other disposition of Products by Buyer, its Affiliates and Sublicensees in sufficient detail to permit Brickell to confirm the accuracy of the Post-Closing Payments due hereunder. Sellers shall have the right to cause a Third Party independent certified public accountant proposed by Sellers and reasonably acceptable to Buyer (such acceptance not to be unreasonably withheld, conditioned or delayed) to audit such records to confirm [***] that may be due for a period covering not more than the preceding [***] fiscal years. Buyer may require any such Third Party accountant engaged for such purpose to execute a reasonable confidentiality agreement with Buyer prior to commencing the audit. Such audits may be conducted during normal business hours upon reasonable prior written notice to Buyer [***]. No accounting period of Buyer shall be subject to audit more than [***], unless after an accounting period has been audited by Sellers, Buyer restates its financial results for such accounting period, in which event Sellers may [***]. Prompt adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by the Parties to reflect the results of such audit. [***].
Section 5.14.Notice to Vendors. Following the Closing, Buyer, Guarantor or their Affiliates may provide the Notice to Vendors to any vendor of the Program [***].
ARTICLE VI
SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES
Section 6.1.Survival. All representations and warranties contained in Article III and Article IV shall survive the Closing for a period of [***] from the Closing Date, except that (a) the Fundamental Representations shall survive until [***]; and (b) all representations or warranties shall survive beyond the applicable period with respect to any inaccuracy therein or breach thereof (and any claims related thereto) for which notice has been duly given within such applicable period in accordance with this Article VI. The covenants and agreements of the Parties contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term. Notwithstanding the foregoing, claims for fraud on the part of any Party shall survive for as long as permitted by the applicable statute of limitations.
Section 6.2.Indemnification by Sellers. Sellers hereby agree that from and after the Closing they shall, jointly and severally, indemnify, defend and hold harmless Buyer, its Affiliates, and their respective Representatives and their heirs, successors and permitted assigns, each in their capacity as such (the “Buyer Indemnified Parties”, and, collectively with Seller Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by any of Buyer Indemnified Parties arising from:

(a)any inaccuracy in or breach of any representation or warranty of Sellers contained in Article III, other than any inaccuracy in or breach of any representation or warranty of Sellers contained in Section 3.6(b) that does not involve fraud;
(b)any non-compliance with or breach of any covenant or agreement of either Seller contained herein;
(c)any Excluded Liability or Excluded Asset;
(d)[***]; or
(e)any event, matter or circumstance occurring, existing or relating to the ownership, operation or maintenance of Sellers, the Compound, the Products, the Program or the Transferred Assets prior to the Closing to the extent such Losses are not included among the Assumed Liabilities.
Section 6.3.Indemnification by Buyer and Guarantor. Buyer and Guarantor hereby agree that from and after the Closing they shall, jointly and severally, indemnify, defend and hold harmless each Seller, its Affiliates, and their respective Representatives and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by any of Seller Indemnified Parties arising from:
(a)any inaccuracy in or breach of any representation or warranty of Buyer contained in Article IV or of Guarantor contained in Section 7.12;
(b)any non-compliance with or breach of any covenant or agreement of Buyer or Guarantor contained herein;
(c)any Assumed Liability; or
(d)the ownership or operation of the Transferred Assets or the Program following the Closing Date, but only to the extent such Losses are not within the scope of Sellers’ indemnification obligations set forth in Section 6.2 (without regard to any limitation set forth in this Article VI).
Section 6.4.Third Party Claim Indemnification Procedures.
(a)In the event that any claim or demand for which an indemnifying party (an “Indemnifying Party”) may have Liability to any Indemnified Party hereunder, is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable, any other remedy sought thereunder, and any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall not relieve the Indemnifying Party of any Liability that it may have to any Indemnified Party except to the extent the Indemnifying Party is prejudiced thereby. If the Indemnifying Party objects to or contests all or any part of the Third Party Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Third Party Claim. The Indemnifying Party shall have [***] after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim unless (i) the Third Party Claim has been brought or asserted by a Government Entity, (ii) there is a conflict of interest that would make it inappropriate (on advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, (iii) such

Third Party Claim relates to Taxes, or (iv) the Third Party claims seeks injunctive or equitable remedies other than monetary damages against the Indemnified Party, in which case the Indemnified Party may retain the exclusive right to defend, compromise or settle such Third Party Claim, but the Indemnifying Party will not be bound by any determination of any Third Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
(b)In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded (on advice of counsel) that representation of both parties by the same counsel would be inappropriate due to differing interests between them. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, or (iii) any monetary Liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.
(c)If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, or (ii) is not entitled to defend the Third Party Claim as provided in Section 6.4(a), the Indemnified Party shall have the right but not the obligation to maintain its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by the defense.
(d)The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by keeping the other party reasonably informed of the status of such Third Party Claim and any related Proceedings at all stages thereof where such party is not represented by its own counsel, and by providing access to each other’s relevant business records and other documents, and employees; it being understood that the costs and expenses of the Indemnified Party relating thereto shall be Losses (but only to the extent that the Third Party Claim is ultimately subject to indemnification under this Agreement).
(e)The Indemnified Party and the Indemnifying Party shall use their respective reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
Section 6.5.Direct Claims. If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable, any other remedy sought thereunder, and any other material details pertaining thereto. The Indemnifying Party shall have a period of [***] from delivery of the notice of Direct Claim within which to respond to such Direct Claim, which response shall set forth in reasonable detail the principal basis for the dispute of any Direct Claim made by the Indemnified Party. If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.
Section 6.6.Limitations.
(a)In the case of claims for indemnification against Sellers pursuant to Section 6.2(a) or against Buyer or Guarantor pursuant to Section 6.3(a), the applicable Indemnifying Parties shall not have any Liability with respect to breaches of representations and warranties (other than with respect to the Fundamental Representations or actions based upon fraud) unless the aggregate amount of all Losses suffered by the applicable Indemnified Parties exceeds on a cumulative basis an amount equal to [***].
(b)Sellers’ aggregate maximum Liability to Buyer Indemnified Parties pursuant to Section 6.2(a) (other than with respect to Fundamental Representations or actions based upon fraud) shall in no event exceed [***], received at any time (including after such claim is made), collectively exceed [***]. Sellers’ aggregate maximum Liability to Buyer Indemnified Parties pursuant to Section 6.2(d) shall in no event exceed [***].
(c)Buyer’s aggregate maximum Liability to Seller Indemnified Parties pursuant to Section 6.3(a) shall in no event exceed [***].
(d)Sellers’ aggregate maximum Liability to Buyer Indemnified Parties under this Agreement shall in no event (other than a Seller’s fraud) exceed [***].
(e)If any insurance proceeds or other payments in respect of an applicable Loss are actually received by Indemnified Parties from any third party with respect to a Loss indemnifiable hereunder, such amount received (net of any costs of collecting such proceeds, deductibles or increases in premiums related to such claims) shall reduce the amount of the Loss for which the Indemnifying Party is responsible; provided that in no event shall an Indemnified Party be required to pursue any claim under any insurance policy, whether before or after bringing a claim for indemnification pursuant to this Article VI, or contest any insurer’s denial of coverage (whether in whole or in part). If payment has already been made by the Indemnifying Party to the Indemnified Parties with respect to the Loss, then the amount of the insurance proceeds or other payment received which applies to the Loss (net of any costs of collecting such insurance proceeds, deductibles or increases in premiums related to such claims) shall be promptly paid to the Indemnifying Party.
(f)Each Indemnified Party shall use commercially reasonable efforts to mitigate any Loss subject to indemnification hereunder; provided that (i) the reasonable costs of such mitigation shall be included in the Loss subject to such indemnification and (ii) the obligations under this Section 6.6(f) shall not be a condition to, or a limitation on (other than with respect to the amount of Losses, with respect to which failure to mitigate will be a limitation), indemnification rights under this Agreement.
(g)Any Liability for indemnification under this Article VI shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.
(h)Except for breach of Section 5.7(a), in no event shall any Indemnifying Party be liable to any Indemnified Party for any consequential damages that are not reasonably foreseeable or punitive, exemplary or special damages, except to the extent such consequential, punitive, exemplary or special damages are actually awarded to a Third Party in a Third-Party Claim.
(i)As used in this Article VI, the term “fraud” means the making of a representation or warranty expressly made by a Party in this Agreement or any Ancillary Agreement, in each case, to the extent applicable, qualified by the Disclosure Schedule, that (i) was false when made; (ii) was made with the actual knowledge (as opposed to imputed or constructive knowledge) of the Party making it that such representation or warranty was false when made, with such Party making such representation or warranty with the intention of deceiving another Party; and (iii) was reasonably relied upon by such other Party, which reliance caused such relying Party to suffer damage by reason of such reliance. For the avoidance of doubt, “fraud” shall not include common law fraud, equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.
Section 6.7.Payments. Claims by a Buyer Indemnified Party for Losses pursuant to this Agreement shall be satisfied at the election of Buyer, (a) as an offset against the Post-Closing Payments or the Reimbursement Amounts or (b) against Sellers. All amounts payable pursuant to this Article VI shall be paid by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than [***] following any final determination of such Loss and the Indemnifying Party’s Liability therefor. A “final determination” shall exist when (i) the Parties have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the Parties have agreed to submit thereto.
Section 6.8.Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to this Article VI shall be treated as adjustments to the Purchase Price for Tax purposes.
Section 6.9.Specific Performance. The Parties acknowledge and agree that any breach of this Agreement may give rise to irreparable harm for which monetary damages may not be an adequate remedy. The Parties accordingly agrees that, in addition to other rights or remedies, the other Party shall be entitled to seek to enforce the terms of this Agreement by decree of specific performance and to seek preliminary, temporary and permanent injunctive relief against any breach or threatened beach of this Agreement.
Section 6.10.Exclusive Remedies. Except for recoveries pursuant to the provisions of Section 7.12 or as set forth in Section 2.10(c), the Parties’ sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement shall be pursuant to the provisions set forth in this Article VI.
ARTICLE VII
MISCELLANEOUS
Section 7.1.Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement, and will be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 7.1, and will be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by email with non-automated confirmed read receipt or a reputable courier service, or (b) [***] after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.
To Buyer or Guarantor:
Botanix Pharmaceuticals Limited
Botanix SB Inc.
3602 Buyer Drive, Suite 160, King of Prussia PA 19406
Attn: Matthew Callahan, Executive Director
Email: [***]

With a copy to counsel, provided that such copy shall not constitute legal notice to Buyer:
Troutman Pepper Hamilton Sanders LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, PA 19312
Attn: Timothy Atkins
Email: timothy.atkins@troutman.com

To Sellers:
Brickell Biotech, Inc.
5777 Central Avenue, Suite 102
Boulder, CO 80301
Attn: David McAvoy, General Counsel; Aron Aizenstat, Vice President
Email: [***]

With a copy to counsel, provided that such copy shall not constitute legal notice to Sellers:
Faegre Drinker Biddle & Reath LLP
600 E. 96th Street, Suite 600
Indianapolis, IN 46240
Attn: Trevor J. Belden; Eli M. Isaacs
E-mail: trevor.belden@faegredrinker.com; eli.isaacs@faegredrinker.com

Section 7.2.Amendment; Waiver; Remedies Cumulative. Any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Sellers, or in the case of a waiver, by the Party against whom the waiver is to be effective. No notice or demand on one Party will be deemed to be a waiver of any obligation of that Party or the right of the Party giving a notice or demand to take further action without notice or demand as provided in this Agreement. No waiver that may be given by a Party will be applicable except for the specific instance for which it is given. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 7.3.No Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, legal Representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than Buyer, Sellers, the Indemnified Parties and their respective successors, legal Representatives and permitted assigns, any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 7.4.Entire Agreement. This Agreement (including the Disclosure Schedule, all Schedules and Exhibits hereto, the Ancillary Agreements and other documents delivered pursuant hereto) contains the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters (including any proposal made or letter of intent delivered by Guarantor to Brickell).
Section 7.5.Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
Section 7.6.Governing Law; Arbitration; Waiver of Jury Trial.
(a)This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement shall be governed by the laws of the State of Delaware, United States without giving effect to any choice or conflict of laws, provisions or rules that would cause the application of laws of any jurisdiction other than the State of Delaware.
(b)The Parties agree that any dispute, controversy, or claim (of any and every kind or type) arising out of, relating to, or connected with this Agreement, or the transactions contemplated hereby, including any dispute, controversy or claim concerning or related to the existence, validity, interpretation, performance, breach, or termination of this Agreement, the Ancillary Agreements, or the relationship of the Parties arising out of this Agreement or the Transaction (“Dispute”) shall be referred to and settled by arbitration in accordance with the Rules of the American Arbitration Association (the “Rules”) as currently in force. Such arbitration hereunder shall be conducted in Wilmington, Delaware, United States, or at some other location should the Parties mutually decide. Such arbitration shall be conducted by [***] who shall be qualified by education, training or experience in the underlying substance of the applicable Dispute; provided, that if the matter in dispute is alleged to involve [***], it shall be heard by [***]. If only [***] is required, the Parties will use their reasonable best efforts to agree upon a mutually acceptable arbitrator within [***] of receipt of the notice of intent to arbitrate. If the Parties are unable to agree upon an acceptable arbitrator within such [***] period, a neutral arbitrator shall be selected pursuant to the Rules, who shall be qualified by education, training or experience in the underlying substance of the applicable Dispute. If [***] are required, [***] arbitrator will be appointed by Sellers to serve on the panel, [***] arbitrator will be appointed by Buyer and Guarantor to serve on the panel, and [***] neutral arbitrator will be appointed by the [***] arbitrators, and the Parties shall select their arbitrators within [***] after the arbitration is filed with the American Arbitration Association. If the [***] arbitrators selected cannot agree on the appointment of the [***] arbitrator within [***] of their appointment, or if either set of Parties shall fail to appoint its arbitrator within [***] after receipt of notice of demand for arbitration, such arbitrator(s) not appointed shall be selected and appointed by the American Arbitration Association as promptly as possible, upon application of either Sellers, on the one hand, or Buyer and Guarantor, on the other hand. Each of the [***] arbitrators shall be qualified by education, training or experience in the underlying substance of the applicable Dispute. The determination of the arbitration shall be final, binding, and conclusive upon the Parties, and judgment upon the award rendered may be entered in any court having jurisdiction. The award of the arbitrator(s) shall be accompanied by a statement of the reasons upon which the award is based. Notwithstanding anything to the contrary contained herein, any Party may move to compel arbitration or seek a preliminary injunction or other provisional equitable relief in a court of competent jurisdiction if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement or the Ancillary Agreements, or to enforce an arbitral award made hereunder.

(c)THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 7.7.Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, conveyed or assigned, in whole or in part, by operation of Law or otherwise, by any Party without the prior written consent of the other Parties, except that: (a) Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement (i) to any of its Affiliates, but no such assignment shall relieve Buyer or Guarantor of any of its obligations hereunder, or (ii) in connection with the transfer or sale of all or substantially all of Buyer’s business related to the Transferred Assets to a Third Party, whether by merger, sale of stock, sale of assets or otherwise; and (b) Sellers may assign, in their sole discretion, this Agreement in whole to a single Third Party in connection with the transfer or sale of all or substantially all of Sellers’ business related to the Excluded Assets to such Third Party, whether by merger, sale of shares, sale of assets or otherwise. Any assignment not in accordance with the foregoing shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective permitted successors and assigns.
Section 7.8.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or other electronic means shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes. No Party may raise (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature, agreement or instrument was signed and subsequently transmitted or communicated through the use of a facsimile or email transmission as a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.
Section 7.9.Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.
Section 7.10.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 7.11.Disclosure Schedules. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party hereto to any Third Party of any matter whatsoever, including of any violation of Law or breach of any agreement.
Section 7.12.Guaranty.

(a)Guarantor hereby irrevocably guarantees, as primary obligor and not merely as surety, the full and prompt payment of any and all monetary obligations and Losses and the due and prompt performance of all covenants, agreements, obligations and Liabilities for which Buyer is or becomes liable to Sellers under this Agreement or any of the Ancillary Agreements (collectively, the “Obligations”).
(b)Subject to Section 7.12(d), the obligation of Guarantor under this Section 7.12 shall be primary, direct, immediate, unconditional and absolute and, without limiting the generality of the foregoing, shall in no way be released, discharged or otherwise affected by:
(i)any extension of time for the payment of the Obligations, modification or amendment of the terms of the Agreement or any forbearance as to time or performance or failure by Sellers to proceed promptly with respect to the Obligations or this Section 7.12; or
(ii)any change in the corporate existence, structure or ownership of Buyer or Guarantor, or any insolvency, bankruptcy, reorganization, dissolution, liquidation, arrangement, assignment for the benefit of creditors or other similar proceeding against Buyer or its assets or any resulting release or discharge of any of the Obligations.
(c)Subject to Section 7.12(d), Guarantor hereby unconditionally and irrevocably waives:
(i)diligence, presentment, demand for payment or performance, protest and notice of nonpayment or dishonor, marshalling of assets and all other notices and demands whatsoever relating to the Obligations or the requirement that Sellers proceed first against Buyer or any of Guarantor’s Affiliates, or any other Person to collect payment or enforce performance of the Obligations or otherwise exhaust any right, power or remedy under the Agreement, or any other agreement giving rise to any such Obligations to collect payment or enforce performance of the Obligations before proceeding hereunder; and
(ii)all suretyship defenses including all defenses based upon any statute or rule of Law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal (other than payment in full of the Obligations).
(d)Notwithstanding anything to the contrary in Section 7.12(b) or Section 7.12(c), Guarantor may assert against Sellers any rights, limitations and defenses to the Obligations that Buyer would be entitled to assert against Sellers in any action brought by Sellers against Buyer in respect of the Obligations.
(e)In the event of a default by Buyer under this Agreement, Sellers shall have the right to proceed immediately thereafter against Guarantor for payment or performance, as applicable, of the Obligations without being required to make any demand upon, bring any proceeding, exhaust any remedies against or take any other action of any kind against Buyer.
(f)Guarantor shall not exercise any rights against Sellers or their Affiliates or Buyer which Guarantor may acquire by way of subrogation, reimbursement, exoneration, contribution, indemnity, applicable Law or otherwise, by any payment made under this Section 7.12 until all of the Obligations shall have been paid in full.
(g)Guarantor represents and warrants to Sellers that:

(i)Guarantor is a company duly organized, validly existing and in good standing under the laws of Australia;
(ii)Guarantor has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted;
(iii)Guarantor is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its respective properties and assets or the conduct of its respective business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, materially impair or delay Guarantor’s ability to perform its obligations hereunder;
(iv)(A) Guarantor has full corporate power and authority to execute and deliver this Agreement and each other Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder; (B) the execution, delivery and performance by Guarantor of this Agreement and the Ancillary Agreements to which it is a party have been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Guarantor of this Agreement or any Ancillary Agreement of Guarantor; (C) the execution, delivery and performance by Guarantor of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby, do not and will not violate any provision of the Governing Documents of Guarantor; and (D) this Agreement and each Ancillary Agreement to which Guarantor is a party, when executed and delivered by the applicable Seller or Sellers, will constitute valid and legally binding obligations of Guarantor enforceable against it in accordance with its terms, subject to the Enforcement Limitations;
(v)the execution and delivery of this Agreement and the Ancillary Agreements of Guarantor do not, and the performance by Guarantor of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby will not, (A) conflict with or violate the Governing Documents of Guarantor, (B) conflict with or violate any Law or Order applicable to Guarantor or to which any properties or assets of Guarantor is bound or subject or (C) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give rise to or create any right of any Third Party to accelerate, increase, terminate, modify or cancel any right or obligation pursuant to any Contracts to which Guarantor is a party, in each case under clauses (B) and (C), in a manner that would, individually or in the aggregate, materially impair or delay Guarantor’s ability to perform its obligations hereunder;
(vi)there is no Proceeding pending or, to the knowledge of Guarantor, threatened against Guarantor that would reasonably be expected to materially impair or delay Guarantor’s ability to perform its obligations hereunder; and
(vii)the execution and delivery of this Agreement is, and the consummation of the transactions contemplated by the Agreement will be of direct interest, benefit and advantage to Guarantor.
Except for the representations and warranties made by Guarantor in this Section 7.12, Guarantor hereby disclaims all other representations and warranties, whether express or implied.
(h)If at any time any payment of any of the Obligations is rescinded or is otherwise required by applicable Law to be returned by Sellers upon the insolvency, bankruptcy, reorganization, dissolution, liquidation, arrangement, assignment for the benefit of creditors or other similar proceeding of Buyer or Guarantor, or otherwise, then Guarantor’s obligations under

Section 7.12 with respect to such payment shall be reinstated as though such payment had been due but not been made.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

SELLERS:

Brickell Biotech, Inc.

By:	/s/ Robert B. Brown
Name: Robert B. Brown
Title: Chief Executive Officer

Brickell Subsidiary, Inc.

By:	/s/ Robert B. Brown
Name: Robert B. Brown
Title: President

[Signature Page to Asset Purchase Agreement]

BUYER:

Botanix SB Inc.

By:	/s/ Vince Ippolito
Name: Vince Ippolito
Title: President

SOLELY FOR PURPOSES OF ARTICLE I, SECTION 5.10, ARTICLE VI AND ARTICLE VII

GUARANTOR:

Botanix Pharmaceuticals Limited

By:	/s/ Vince Ippolito
Name: Vince Ippolito
Title: President
[Signature Page to Asset Purchase Agreement]